UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2017

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Avenue, 2nd Floor
Boston, Massachusetts 02210

(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Douglas A. Hamilton, President and Chief Executive Officer:

Effective October 31, 2017, MetaStat, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Douglas A. Hamilton to serve as the Company’s President and Chief Executive Officer for a term of two years. Mr. Hamilton had been serving as the Company’s President and Chief Executive Officer without an employment agreement since the expiration of his previous employment agreement on June 17, 2017. The Employment Agreement provides for a base salary of $260,000 and an annual milestone bonus equal to 150% of Mr. Hamilton’s compensation thereunder, based on his attainment of certain financial, clinical development, and/or business milestones to be established annually by the Company’s board of directors or compensation committee.  The Employment Agreement is terminable by either party at any time. In the event of termination by the Company without cause or by Mr. Hamilton for good reason not in connection with a change of control, as those terms are defined in the Employment Agreement, he is entitled to six months’ severance. In the event of termination by the Company without cause or by Mr. Hamilton for good reason in connection with a change of control, as those terms are defined in the Employment Agreement, he is entitled to twelve months’ severance. The Employment Agreement contains standard confidential and proprietary information, and one-year non-competition and non-solicitation provisions.

The Employment Agreement of Mr. Hamilton is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.
Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1	Employment Agreement dated October 31, 2017 by and between the Company and Douglas A. Hamilton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.

By:	/s/ Douglas A. Hamilton
Name: Douglas A. Hamilton
Title: Chief Executive Officer

Dated: November 2, 2017